Delisting Determination, The Nasdaq Stock Market, LLC, November 7, 2025, Phoenix Motor Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the common stock of Phoenix Motor Inc. effective at the opening of the trading session on November 24, 2025. Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(a)(2).The Company was notified of the Staff determination on April 8, 2025.
On April 15, 2025 the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings
Panel (Panel) pursuant to Listing Rule 5815.
The Nasdaq Listing Qualifications Staff notified the Company of an additional Listing Rule violation on April 30, 2025.
The Company was in violation of Listing Rule 5250(c)(1).
On June 6, 2025 the Panel reached a
decision and decided to suspend the Company from the Exchange.
The Decision letter was issued on June 9, 2025.
The Company common stock was suspended on April 15, 2025. The
Staff determination to delist the Company common stock became final on July 24, 2025.
The Company filed an appeal of the Panel decision on June 24, 2025.
The Company failed to submit to the Nasdaq Listing and Hearing
Review Council (NLHRC) any arguments in support of its appeal pursuant to the briefing schedule set forth in the NLHRC letter dated June 25, 2025 and in accordance with Rule 5820(a). On November 3, 2025, the Company was notified that the Company common stock will be delisted from the Exchange.